Exhibit 10.13

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement) is entered into as of this 31st day of July, 2007 by and between Thomas J. Berthel (“Tom Berthel”), whose business address is 701 Tama Street, Building B, Marion, Iowa 52302 and American Defense Systems, Inc., a Delaware corporation whose address is 230 Duffy Avenue, Unit C, Hicksville, New York 11801 (“ADSI”).

WHEREAS, ADSI entered into an investment banking agreement between itself and Stifel Nicolaus in which Stifel Nicolaus agreed to, in exchange for payment of certain fees to Stifel Nicolaus by ADSI, to provide investment banking services to ADSI (the “Investment Banking Fees”); and

WHEREAS, Tom Berthel agreed to negotiate with Stifel Nicolaus, on behalf of ADSI, to attempt to lower the Investment Banking Fees; and

WHEREAS, Tom Berthel also agreed to provide other consulting services to ADSI; and

WHEREAS, the parties desire to set forth the terms and conditions of the Agreement.

NOW THEREFORE, in consideration of the mutual benefits to derived by each party hereto and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.             ADSI acknowledges Tom Berthel’s assistance as a consultant in renegotiating the terms of an investment banking agreement executed between ADSI and Stifel Nicolaus.  As compensation for the services provided by Tom Berthel, ADSI has agreed to pay Berthel one half of the fee reductions that are actually realized as a result of the renegotiation.

The fees due Stifel Nicolaus under the original investment banking agreement were as follows:

2% of the first $50 million raised
3% of the next $20 million raised
5% of anything in excess of the above (the “Original Fees”)

As a result of the renegotiation with Stifel Nicholaus, Stifel Nicolaus has now agreed to payment of fees according to the following formula:

2% of the first $50 million raised
3% of the next $50 million raised
4% of all funds raised over $100 million (the “Revised Fees”)

As an illustration and by way of an example only, in the event the Stifel Nicolaus assisted offering should raise a total of $200,000,000, the fee reduction and the amount to be paid to Berthel would be calculated as follows:

Amount Raised	Original Fees	Revised Fees	Fee Reduction

$50 MM	$1MM	$1MM	0
$20 MM	$600,000	$600,000	0
$30 MM	$1,500,000	$900,000	$600,000
$100 MM	$5,000,000	$4,000,000	$1,000,000
			$1,600,000

The amount payable to Berthel in this example would be one-half of the $1,600,000 fee reduction, which is $800,000.

2.             Tom Berthel has provided and shall continue to provide consulting services to ADSI as reasonably requested by ADSI through April 30, 2008.  In consideration of these services, ADSI agrees to issue Tom Berthel an option (“Consulting Option”) to purchase shares of ADSI common stock pursuant to an ADSI stock option plan under development.  The Consulting Option will be for a number of shares equal to 250,000 less the number of shares provided in an option granted to Tom Berthel for his first year of service as a member of the ADSI Board of Directors.  The Consulting Option (a) shall be exercisable at the fair market value of the ADSI common stock on the date granted; (b) shall expire on April 30, 2010; and (c) shall be issued promptly upon finalization of the ADSI option plan.

3.             Except as otherwise specifically agreed to herein, all notices and other communications made pursuant to this Agreement shall be in writing and when (i) delivered in person, (ii) by registered or certified mail-return receipt requested, (iii) by recognized commercial carrier or overnight courier or (iv) by facsimile transmission, shall be deemed given (a)upon receipt, (b) five days after the notice has been deposited in the mail, postage prepaid, by registered or certified mail, return receipt requested, (c) one business day after the notice has been delivered to such courier service marked for overnight delivery, or (d) the same business day if faxed prior to 5:00 PM Eastern time, or the next business day if faxed after 5:00PM Eastern time or on a day other than a business day.  All notices sent shall be sent to the respective address indicated herein or as otherwise designated pursuant to this Section 7.

4.             This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understanding and agreements and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement executed by both parties hereto.

5.             This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.   In the event of a disagreement between the parties all parties agree to be subject to and submit to personal jurisdiction of the state and federal courts located in the State of New York.

6.             If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restriction contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the day and date set out above.

American Defense Systems, Inc.		Thomas J. Berthel

By:	/s/ Thomas F. Cusack	By: /s/
Title:	VP, Corp Counsel, Secy